                                                                   EXHIBIT 99.6
NEWS RELEASE                 [LETTERHEAD OF ADVANCED MICRO DEVICES APPEARS HERE]


                                                        For further information:
                                                                     Scott Allen
                                                                  (408) 749-3311

                 AMD COMPLETES OFFER OF $400 MILLION OF SENIOR
                                 SECURED NOTES


     SUNNYVALE, CA--AUGUST 13, 1996--AMD announced that it has completed an offering of $400 million of 11 percent senior secured notes due in the year 2003. The offering was underwritten by Donaldson, Lufkin & Jenrette Securities Corporation and BA Securities, Inc. The senior secured notes were priced at par.
     The net proceeds of the offering will be used to repay an existing $150 million term loan and for general corporate purposes.
     AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets. A Fortune 500 company, AMD produces processors, flash memories, programmable logic devices, and products for communications and networking applications. Founded in 1969, AMD is based in Sunnyvale, California, and has sales and manufacturing facilities worldwide.

(NYSE:AMD)

                                      ###

WORLD WIDE WEB: Press announcements and other information about AMD are available on the Internet via the World Wide Web. Type http://www.amd.com at the URL prompt.

AMD, the AMD logo and combinations thereof are trademarks of Advanced Micro Devices, Inc.

AMD news release#96CORP20                                               #9686